Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Blue Gold Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, $0.0001 par value per share	(1)	Other	2,615,072	$2.9250	$7,649,085.60	0.0001381	$1,056.34

Total Offering Amounts:							$7,649,085.60		1,056.34
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,056.34

__________________________________________
Offering Note(s)

(1)	The shares of the Blue Gold Limited’s (the “Company”) Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”) will be offered for resale by the Selling Securityholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of Class A ordinary shares issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to Class A ordinary shares being registered pursuant to this registration statement.

This prospectus relates to the resale, from time to time, of up to 2,615,072 Class A ordinary shares by the selling shareholders identified in this prospectus under “Selling Shareholders.”

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Class A ordinary share as reported on the Nasdaq Capital Market on December 23, 2025.